Registration No. 33-84894
                                                                Rule 424(b)(3)

            SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 22, 1995

                     MLCC Mortgage Investors, Inc., Seller
            Senior/Subordinate Mortgage Pass-Through Certificates,
         Series 1995A, Class A-1, A-2, A-3, A-4, A-5 and A-6 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer
_________________________________________________________________

     On June 29, 1995, the Senior/Subordinate Pass-Through Certificates, Series 1995A, Class A-1, A-2, A-3, A-4, A-5 and A-6 (the "Offered Certificates") were issued in an approximate original aggregate principal amount of $180,819,000. The Offered Certificates represented beneficial interests in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of June 1, 1995 by and among MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The Master Servicer has informed the Seller that the Master Servicer has entered into a contract with Cendant Mortgage Corporation, as subservicer, to perform its servicing duties under the Pooling and Servicing Agreement. The contract with Cendant Mortgage Corporation does not include the Master Servicer's servicing duties with respect to the Additional Collateral under the Pooling and Servicing Agreement. Notwithstanding such subservicing arrangements entered into by the Master Servicer with Cendant Mortgage Corporation or any other subservicer, the Master Servicer will not be released from its obligations under the Pooling and Servicing Agreement and will remain liable for the servicing of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such liability by virtue of such subservicing arrangements.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on page S-38 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                   PRIMEFIRST(R) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)


                                      December 31, 2001       December 31, 2000        December 31, 1999
                                    ---------------------   ---------------------   -----------------------
                                    Number of               Number of                Number of
                                    PrimeFirst  Principal   PrimeFirst  Principal    PrimeFirst   Principal
                                      Loans      Amount       Loans      Amount        Loans       Amount
                                    ---------- ----------   ---------- ----------   -----------  ----------
PrimeFirst Loans
  Outstanding...................       4,873   $1,858,197     17,917   $6,750,058      11,223    $4,526,896
                                    ---------- ----------   ---------- ----------   -----------  ----------
Delinquency Period
  30-59 Days....................         107   $  48,857         486   $  197,046         199    $   76,666
  60-89 Days....................          24      11,747          55       28,746          38        15,834
  90 Days or More*..............          48      30,333          20       13,294          15         8,300
                                    ---------- ----------   ---------- ----------   -----------  ----------
     Total Delinquency..........         179   $  90,937         561   $  239,086         252    $  100,800
                                    ========== ==========   ========== ==========   ===========  ==========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................       3.67%       4.89%       3.13%        3.54%       2.25%         2.23%

Loans in Foreclosure............          29   $  18,879          36   $   24,910          36    $   33,135

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................       0.60%       1.02%       0.20%        0.37%       0.32%         0.73%

_________________________________
* Does not include loans subject to bankruptcy proceedings.


                      PRIMEFIRST(R) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)


                                                      Year Ended            Year Ended             Year Ended
                                                     December 31,          December 31,           December 31,
                                                         2001                  2000                   1999
                                                     ------------          ------------           ------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................    $2,065,866            $5,638,477             $4,467,879
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................         5,450                14,570                 11,243
                                                     ------------          ------------           ------------

Gross Charge-offs.................................    $    5,153            $      885             $    5,578
Recoveries........................................         4,226                     0                     16
                                                     ------------          ------------           ------------
Net Charge-offs...................................    $      927            $      885             $    5,562
                                                     ============          ============           ============
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................         0.04%                 0.02%                  0.12%


     The first two tables set forth after the second paragraph under the heading "MLCC and its Mortgage Program-Delinquency and Loan Loss Experience" on page S-39 of the Prospectus Supplement are hereby updated, in their entirety as follows:

               Revolving Credit Line Loan Delinquency Experience
                            (Dollars in Thousands)


                                        Year ended         Year ended          Year ended         Year ended          Year ended
                                       December 31,       December 31,        December 31,       December 31,        December 31
                                           1997               1998                1999               2000                2001
                                       ------------       ------------        ------------       ------------        ------------
Number of Revolving Credit
  Line (RCL) Loans Serviced                 31,395             30,571              31,517             33,863              6,880
Aggregate Loan Balance of
  RCL Loans Serviced                    $1,387,217         $1,191,938          $1,202,594         $1,313,527           $319,808
Loan Balance of RCL Loans
  2 months Delinquent                       $5,450             $6,634              $6,427             $8,137             $6,286
Loan Balance of RCL Loans
  3 months or more Delinquent(1)           $44,104            $31,348             $22,863            $18,782            $11,292
Total of 2 months or more
  Delinquent as a % of Loan
  Balance of RCL Loans                       3.57%              3.19%               2.44%              2.05%               5.50%



                  Revolving Credit Line Loan Loss Experience
                            (Dollars in Thousands)


                                        Year ended         Year ended          Year ended         Year ended          Year ended
                                       December 31,       December 31,        December 31,       December 31,        December 31,
                                           1997               1998                1999               2000                2001
                                       ------------       ------------        ------------       ------------        ------------
Number of Revolving Credit Line
  Loans Serviced                             31,395             30,571              31,517              33,863              6,880
Aggregate Loan Balance of RCL
  Loans Serviced                       $  1,387,217       $  1,191,938        $  1,202,594        $  1,313,527       $    319,808
For the Period:
  Gross Charge-offs Dollars            $      4,269       $      2,756        $      4,445        $      3,884       $      1,037
Percentage(2)                                 0.31%              0.23%               0.37%               0.30%              0.32%


______________
(1)  Includes Bankruptcy and Foreclosure.
(2) As a percentage of aggregate balance of revolving credit line loans serviced.

     Additionally, the information contained in (a) the tables entitled "Range of Cut-Off Date Principal Balances for Loan Group 1", "Prime Index Mortgage Loan Margins for Loan Group 1" and "LIBOR Mortgage Loan Margins for Loan Group 1" under the heading "The Mortgage Pool--Loan Group 1" on pages S-26 and S-28 of the Prospectus Supplement, (b) the tables entitled "Range of Cut-off Date Principal Balances for Loan Group 2" and "Margins for Loan Group 2" under the heading "The Mortgage Pool--Loan Group 2" on pages S-29 and S-31 of the Prospectus Supplement and (c) the tables entitled "Range of Cut-off Date Principal Balances for Loan Group 3" and "Margins for Loan Group 3" under the heading "The Mortgage Pool--Loan Group 3" on pages S-32 and S-33 of the Prospectus Supplement are hereby updated to indicate, as of December 31, 2001, the Mortgage Loan Balances and margins of the Mortgage Loans:

                 Range of Principal Balances for Loan Group 1
                            as of December 31, 2001



                                     Number of                                  % of Loan Group 1 by
   Range of Principal Balances     Mortgage Loans     Principal Balance           Principal Balance
----------------------------------------------------------------------------------------------------------
$0-49,999.99                               2             $    90,242.15                 0.31%
$50,000-54,999.99                          1                  50,240.86                 0.17%
$60,000-74,999.99                          1                  70,000.00                 0.24%
$75,000-99,999.99                          6                 538,055.48                 1.86%
$100,000-149,999.99                       14               1,698,051.90                 5.87%
$150,000-199,999.99                       11               2,042,502.08                 7.07%
$200,000-249,999.99                       11               2,340,285.84                 8.10%
$250,000-299,999.99                        6               1,736,392.74                 6.01%
$300,000-349,999.99                        3                 951,617.43                 3.29%
$350,000-399,999.99                        4               1,457,374.55                 5.04%
$400,000-449,999.99                        5               2,091,682.27                 7.24%
$500,000-549,999.99                        2               1,047,990.00                 3.63%
$550,000-599,999.99                        3               1,719,487.19                 5.95%
$650,000-699,999.99                        1                 679,907.29                 2.35%
$700,000-749,999.99                        1                 725,000.00                 2.51%
$750,000-799,999.99                        2               1,515,676.08                 5.24%
$800,000-849,999.99                        2               1,600,000.00                 5.54%
$850,000-899,999.99                        2               1,751,445.77                 6.06%
$1,000,000-1,099,999.99                    2               2,095,581.34                 7.25%
$1,100,000-1,199,999.99                    1               1,189,386.60                 4.12%
$1,200,000-1,299,999.99                    1               1,249,491.86                 4.32%
$2,200,000-2,299,999.99                    1               2,262,990.26                 7.83%
                                   -----------------------------------------------------------------------
                                          82             $28,903,401.69               100.00%
                                   =======================================================================


                       Prime Index Mortgage Loan Margins
                            as of December 31, 2001


                              Number of                             % of Loan Group 1 Prime
                              Mortgage              Principal       Index Mortgage Loans by
        Margin                  Loans                Balance           Principal Balance
----------------------------------------------------------------------------------------------------------
        -0.500                     1               $  197,000.00              4.89%
        -0.125                     1                  679,907.29             16.89%
         0.000                     3                  790,271.17             19.63%
         0.125                     1                  290,606.44              7.22%
         0.250                     2                  418,498.96             10.40%
         0.500                     9                1,146,836.05             28.49%
         0.625                     1                  139,499.96              3.47%
         0.750                     3                  362,475.01              9.01%
                        ---------------------------------------------------------------------
TOTALS                            21               $4,025,094.88            100.00%
                        =====================================================================



                 One-Year Treasury Index Mortgage Loan Margins
                            as of December 31, 2001


                                                                        % of Loan Group 1
                                                                     One-Year Treasury Index
                          Number of Mortgage                            Mortgage Loans by
         Margin                 Loans           Principal Balance       Principal Balance
----------------------------------------------------------------------------------------------
         2.250                      1            $   851,445.78               56.88%
         2.625                      1                529,990.00               35.40%
         2.750                      1                115,539.18                7.72%
                         ---------------------------------------------------------------------
TOTALS                              3             $1,496,974.96              100.00%
                         =====================================================================



                       LIBOR Index Mortgage Loan Margins
                            as of December 31, 2001


                                                                        % of Loan Group 1
                              Number of                               LIBOR Index Mortgage
                               Mortgage              Principal         Loans by Principal
        Margin                  Loans                 Balance                Balance
----------------------------------------------------------------------------------------------
         1.250                    2               $    651,543.27               2.79%
         1.500                    3                  3,712,482.12              15.88%
         1.625                    3                  2,224,718.74               9.51%
         1.750                    6                  3,937,608.99              16.84%
         1.875                    2                  1,550,000.00               6.63%
         2.000                   15                  6,397,116.19              27.36%
         2.125                    1                    315,411.68               1.35%
         2.250                   13                  2,844,562.80              12.17%
         2.500                   11                  1,462,076.21               6.25%
         2.750                    2                    285,811.85               1.22%
                        ---------------------------------------------------------------------
TOTALS                           58                $23,381,331.85             100.00%
                        =====================================================================


                 Range of Principal Balances for Loan Group 2
                            as of December 31, 2001


           Range of                 Number of                              % of Loan Group 2 by
      Principal Balances          Mortgage Loans     Principal Balance      Principal Balance
--------------------------------------------------------------------------------------------------
$100,000-149,999.99                       2           $    226,766.41               2.25%
$150,000-199,999.99                       1                192,500.00               1.91%
$200,000-249,999.99                       3                677,131.70               6.70%
$250,000-299,999.99                       4              1,163,560.53              11.52%
$400,000-449,999.99                       1                427,742.00               4.23%
$1,000,000-1,099,999.99                   1              1,000,000.00               9.90%
$1,200,000-1,299,999.99                   1              1,248,954.12              12.37%
$1,900,000-1,999,999.99                   1              1,963,018.75              19.44%
3,000,000 or Higher                       1              3,199,989.93              31.68%
                                ------------------------------------------------------------------
            TOTALS                       15            $10,099,663.44             100.00%
                                ==================================================================



                       Range of Margins in Loan Group 2
                            as of December 31, 2001


                                    Number of                              % of Loan Group 2 by
            Margin                Mortgage Loans     Principal Balance      Principal Balance
--------------------------------------------------------------------------------------------------
              1.000                       1           $  1,000,000.00               9.90%
              1.375                       1                273,447.75               2.71%
              1.625                       1              3,199,989.93              31.68%
              1.875                       4              2,805,193.63              27.78%
              2.000                       2                513,025.65               5.08%
              2.375                       4                631,310.36               6.25%
              2.500                       2              1,676,696.12              16.60%
                                ------------------------------------------------------------------
            TOTALS                       15            $10,099,663.44             100.00%
                                ==================================================================


                 Range of Principal Balances for Loan Group 3
                            as of December 31, 2001


            Range of                    Number of                                    % of Loan Group 3
       Principal Balances             Mortgage Loans         Principal Balance      by Principal Balance
-----------------------------------------------------------------------------------------------------------
$200,000-249,999.99                           1                  $239,095.10                28.08%
$600,000-649,999.99                           1                   612,500.00                71.92%
                                  -------------------------------------------------------------------------
                                              2                  $851,595.10               100.00%
                                  =========================================================================




                       Range of Margins in Loan Group 3
                            as of December 31, 2001



                                         Number of                                 % of Loan Group 3 by
             Margin                    Mortgage Loans        Principal Balance       Principal Balance
-----------------------------------------------------------------------------------------------------------
              0.250                           1                  $612,500.00                71.92%
              0.375                           1                   239,095.10                28.08%
                                  ------------------------------------------------------------------------
             TOTALS                           2                  $851,595.10               100.00%
                                  ========================================================================


                             ____________________


                The date of this Supplement is April 26, 2002.